Exhibit 99

News Release

FOR IMMEDIATE RELEASE

For further information contact:

Investor Relations:

David Martin

901.597.5949

David.Martin@servicemaster.com

Brian Turcotte

901.597.3282

Brian.Turcotte@servicemaster.com

Media:

Peter Tosches

901.597.8449

Peter.Tosches@servicemaster.com

The ServiceMaster Company Reports Preliminary

First-Quarter 2013 Financial Results

•                  First-quarter operating revenue decreased 7.1% to $608 million

•                  First-quarter operating income decreased 63.2% to $20 million

•                  First-quarter operating performance decreased 35.0% to $65 million

•                  In the first quarter of 2013, extended maturity date of $1.2 billion under Term Facility from 2014 to 2017

•                  As of March 31, 2013, $447.7 million of capacity remained available under the revolving credit facility

MEMPHIS, TENN, — May 14, 2013 — The ServiceMaster Company, one of the world’s largest residential service networks, today announced preliminary unaudited first-quarter 2013 results, including operating revenue of $608 million, a decline of 7.1 percent compared to the same period in 2012. The company reported first-quarter 2013 operating income of $20 million, a decline of 63.2 percent compared to the same period for 2012. The company’s first-quarter 2013 operating performance decreased 35 percent to $65 million compared to the same period for 2012. A reconciliation of operating income (loss) to operating performance is set forth in this press release.

“Our first-quarter 2013 results were disappointing,” said John Krenicki, Jr., ServiceMaster’s interim chief executive officer. “The path forward for us starts with putting our customers first, executing well and implementing the turnaround agenda at TruGreen.”   Krenicki assumed the CEO position following the departure of former CEO Hank Mullany, who resigned from the company on April 12, 2013.

Krenicki noted that the decline in revenue and earnings compared to the first quarter of 2012 was largely attributable to TruGreen’s performance and the effects of a cool, wet start of the spring season in many parts of the country for both TruGreen and Terminix.  The unseasonably late spring delayed production and compared unfavorably to the unusually warm weather that accelerated production into the first quarter last year.  Excluding TruGreen, the other ServiceMaster businesses performed about as expected, he said.

“We’re confident about the future of ServiceMaster,” said Krenicki. “We have leading brands, talented and passionate associates committed to serving customers and a lot of untapped opportunity to improve results. But we need to make progress at TruGreen while continuing to run the rest of our businesses well.”

First-Quarter Results (unaudited)

	Three months ended March 31,
(In thousands)	2013	2012
Operating Revenue:
Terminix	$313,408	$311,419
TruGreen	94,001	131,111
American Home Shield	143,315	159,045
ServiceMaster Clean	35,414	31,945
Other Operations and Headquarters	21,969	21,169
Total Operating Revenue	$608,107	$654,689
Operating Income (Loss):
Terminix	$68,699	$69,070
TruGreen	(49,442)	(14,322)
American Home Shield	23,560	27,828
ServiceMaster Clean	14,014	12,276
Other Operations and Headquarters	(36,694)	(40,100)
Total Operating Income	$20,137	$54,752
Operating Performance:
Terminix	$87,847	$90,439
TruGreen	(37,092)	(3,042)
American Home Shield	26,901	31,151
ServiceMaster Clean	15,361	13,526
Other Operations and Headquarters	(27,531)	(31,368)
Total Operating Performance	$65,486	$100,706

Segment Review

The company is comprised of five reportable segments: Terminix, TruGreen, American Home Shield, ServiceMaster Clean and Other Operations and Headquarters, which includes Merry Maids and The ServiceMaster Acceptance Company Limited Partnership (“SMAC”).

The Terminix segment provides termite and pest control services to residential and commercial customers and distributes pest control products. The TruGreen segment provides residential and commercial lawn, tree and shrub care services. The American Home Shield segment provides home warranties and preventative maintenance contracts for household systems and appliances. The ServiceMaster Clean segment provides residential and commercial disaster restoration, janitorial and cleaning services through franchises primarily under the ServiceMaster, ServiceMaster Restore and ServiceMaster Clean brand names, on-site wood furniture repair and restoration services primarily under the Furniture Medic brand name and home inspection services primarily under the AmeriSpec brand name. The Other Operations and Headquarters segment includes: the franchised and company-owned operations of Merry Maids, which provides home cleaning services; SMAC, the company’s financing subsidiary exclusively dedicated to providing financing to franchisees and retail customers of the company’s operating units; and the company’s headquarters operations, which provide various technology, marketing, finance, legal and other support services to the business units.

Preliminary First-quarter Segment Information for Continuing Operations

Terminix

Terminix reported a 0.6 percent increase in operating revenue, a 0.5 percent decrease in operating income and a 2.9 percent decrease in operating performance. Pest control revenue increased 5.0 percent over first-quarter 2012 results, primarily reflecting improved price realization. Termite revenue decreased 3.7 percent over first-quarter 2012 results, reflecting a decrease in new unit sales, a 1.9 percent decline in customer counts and the unfavorable timing of renewal revenue, offset, in part, by improved price realization.

Terminix’s operating performance decreased $2.6 million for the first quarter of 2013 compared to the first quarter of 2012. This decrease primarily reflects lower labor efficiency, investments in sales labor and higher bad debt expense, offset, in part, by the impact of higher operating revenue, lower provisions for certain legal matters and lower product distribution revenue, which has lower margins than pest control or termite revenue.

TruGreen

TruGreen reported a 28.3 percent decrease in operating revenue, a $35.1 million decrease in operating income and a $34.1 million decrease in operating performance for the first quarter of 2013 compared to the first quarter of 2012. The operating revenue results reflect a 9.8 percent decline in residential full program customer counts, inefficiencies in service delivery caused by integration issues with newly implemented technology and the unfavorable timing of production driven by a much colder and wetter first quarter than experienced a year ago. For the first quarter of 2013 compared to 2012, the segment’s operating revenue also reflects a $1.8 million increase in third-party revenue, primarily sales of ice melt products.

TruGreen’s operating performance decrease of $34.1 million for the first quarter of 2013 compared to the first quarter of 2012 primarily reflects the impact of lower operating revenue, lower labor efficiency, higher sales staffing levels, higher costs related to new information technology systems, which were recently deployed, and an increase in ice melt sales, which has lower margins than core lawn services.

TruGreen ended 2012 with three key challenges: a product offering that was too narrow, operational inefficiency due to changes in key technology and lower customer counts. The company has taken steps in the first quarter of 2013 to begin to address each of these challenges. First, the company redesigned its core product offerings and introduced a tiered product structure, giving customers varying price points to choose from. In addition, the company has made investments in all sales and marketing channels, including higher staffing levels, improved training programs and new sales tools. The company also continues to invest in, and improve, its newly implemented operational systems.

American Home Shield

American Home Shield reported a 9.9 percent decrease in operating revenue, a 15.3 percent decrease in operating income and a 13.6 percent decrease in operating performance for the first quarter of 2013 compared to the first quarter of 2012. The operating revenue results reflect a decrease due to differences between years in the timing of contract claims, offset, in part, by improved price realization and a 0.8 percent increase in customer counts. American Home Shield recognizes revenue over the contract period in proportion to expected direct costs.

American Home Shield’s operating performance decreased $4.3 million for the first quarter of 2013 compared to the first quarter of 2012. This decrease primarily reflects the impact of lower operating revenue and investments to drive improvements in service delivery, offset, in part, by a $3.3 million reduction in tax-related reserves, which was recorded in the first quarter of 2013.

American Home Shield is investing in a new operating system that is designed to improve customer relationship management capabilities and enhance operations. The development has taken longer than anticipated, which has resulted in a delay in implementation. The company expects to continue to incur capitalizable and non-capitalizable technology charges through the final implementation date but does not expect these charges to have a material impact on its financial position, results of operations or cash flows.

ServiceMaster Clean

ServiceMaster Clean reported a 10.9 percent increase in operating revenue, a 14.2 percent increase in operating income and a 13.6 percent increase in operating performance for the first quarter of 2013 compared to the first quarter of 2012. The operating revenue results reflect a 5.9 percent increase in domestic royalty fees, primarily driven by increases in disaster restoration services, a 48.9 percent increase in revenue from janitorial national accounts, driven by strong sales activity, and a 9.6 percent increase in sales of products to franchisees, driven by higher franchisee demand for equipment.

ServiceMaster Clean’s operating performance increased $1.8 million for the first quarter of 2013 compared to the first quarter of 2012. This increase primarily reflects the impact of higher operating revenue and improved efficiencies in sales labor.

Other Operations and Headquarters

This segment includes the franchised and company-owned operations of Merry Maids, SMAC and the company’s headquarters functions. The segment reported a 3.8 percent increase in operating revenue, an 8.5 percent improvement in operating loss and a 12.2 percent improvement in operating performance for the first quarter of 2013 compared to the first quarter of 2012.

Merry Maids reported a 3.1 percent increase in operating revenue, a $3.4 million increase in operating income and a $3.4 million increase in operating performance for the first quarter of 2013 compared to the first quarter of 2012. The operating revenue results reflect a 3.9 percent increase in revenue from company-owned branches, driven by a 7.8 percent increase in customer counts and improved price realization, offset, in part, by a decline in the number of services per customer. For the first quarter of 2013 compared to 2012, Merry Maids’ operating revenue also reflects comparable royalty fees and a 5.8 percent increase in sales of equipment and cleaning supplies to franchisees.

Merry Maids’ operating performance increased $3.4 million for the first quarter of 2013 compared to the first quarter of 2012. Technology costs of $4.2 million were recorded in the first quarter of 2012, which related to the abandonment of certain internally developed software. The remaining $0.8 million decrease primarily reflects higher branch labor costs and higher technology costs related to a new operating system, offset, in part, by the impact of higher operating revenue.

First-quarter operating performance of the company’s headquarters functions and SMAC increased $0.4 million for the first quarter of 2013 compared to the first quarter of 2012. This increase primarily reflects a reduction in spending in the company’s centers of excellence, offset, in part, by higher expenses in the company’s automobile, general liability and workers’ compensation insurance program.

Cash Flow & Liquidity

For the three months ended March 31, 2013, net cash used for operating activities from continuing operations decreased $18.8 million to $13.1 million for the first quarter of 2013 compared to $31.9 million for the first quarter of 2012.

Net cash used for operating activities for the first quarter 2013 was comprised of an $17 million increase in cash required for working capital and $4.7 million in cash payments related to restructuring charges, offset, in part, by $8.5 million in earnings adjusted for non-cash charges. The increase in working capital requirements for the first quarter of 2013 was driven primarily by the timing of interest payments, incentive compensation payments related to 2012 performance and seasonal activity.

Net cash used for operating activities for the first quarter of 2012 was comprised of a $36.7 million increase in cash required for working capital, $32.3 million in cash payments for the call premium paid on the redemption of $600 million aggregate principal amount of the outstanding 10.75 percent senior notes due 2015 and $3.4 million in cash payments related to restructuring charges, offset, in part, by $37.4 million in earnings adjusted for non-cash charges and $3.0 million in premiums received on issuance of the 8 percent senior notes due 2020. The increase in working capital requirements for the first quarter of 2012 was driven primarily by seasonal activity, incentive compensation payments related to 2011 performance and the timing of interest payments.

Net cash used for investing activities from continuing operations was $26.1 million for the first quarter of 2013 compared to $44.2 million for the first quarter of 2012. Net cash used for financing activities from continuing operations was $29.2 million for the first quarter of 2013 compared to $23.9 million for the first quarter of 2012.

As of March 31, 2013, the company had $447.7 million of remaining capacity available under the Revolving Credit Facility.

On February 22, 2013, the company entered into an amendment to the senior secured term loan facility (the “Term Loan Facility”) to amend the credit agreement governing the Term Loan Facility primarily to extend the maturity date of a portion of the borrowings under the Term Loan Facility. Pursuant to this amendment, the maturity of the outstanding Tranche A loans was extended, and such loans were converted into a new tranche of term loans in an aggregate principal amount, along with new loans extended by certain new lenders, of $1.220 billion (the “Tranche C loans”). The maturity date for the new Tranche C loans is January 31, 2017. The interest rates applicable to the Tranche C loans under the Term Loan Facility are based on a fluctuating rate of interest measured by reference to either, at the company’s option, (i) an adjusted London inter-bank offered rate (adjusted for maximum reserves) plus 3.25 percent, with a minimum adjusted

London inter-bank offered rate of 1.00 percent or (ii) an alternate base rate plus 2.25 percent, with a minimum alternate base rate of 2.00 percent. As part of the 2013 Term Loan Facility Amendment, the company paid an original issue discount equal to 1.00 percent of the outstanding borrowings, or $12.2 million. Voluntary prepayments of borrowings under the Tranche C Loans are permitted at any time, in minimum principal amounts, without premium or penalty, except for a 1.00 percent premium payable in connection with certain repricing transactions within the first year. As a result of the amendments entered into in August 2012 and the February 2013, the company has, as of March 31, 2013, approximately $2.203 billion of outstanding borrowings maturing January 31, 2017, after including the unamortized portion of the original issue discount paid.

First-quarter Earnings Conference Call

The company will discuss its strategic initiatives and first-quarter operating results during a conference call at 9 a.m. central time today. To participate on the conference call, interested parties should call 800.743.4304 (or international participants, 212.231.2922). Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results and key performance indicators will also be available. To participate via webcast and view the slide presentation, visit the company’s investor relations home page at www.servicemaster.com.

The call will be available for replay until June 13, 2013. To access the replay of this call, please call 800.633.8284 and enter reservation number 21656748 (international participants:  402.977.9140, reservation number 21656748). Or you can review the webcast on the company’s investor relations home page.

About ServiceMaster

With a global network of more than 7,300 company-owned, franchised and licensed locations, Memphis-based ServiceMaster is one of the world’s largest residential service networks. The company’s high-profile brands are Terminix, TruGreen, American Home Shield, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. Through approximately 20,000 corporate associates and a franchise network that we estimate independently employs over 31,000 additional people, the ServiceMaster family of brands provided services and products to approximately 8 million customers during the last 12 months. The company’s market-leading brands provide a range of residential and commercial services including termite and pest control; lawn, tree and shrub care; home warranties and preventative maintenance contracts; on-site wood furniture repair; home inspections; home cleaning; janitorial services; and disaster restoration. Go to www.servicemaster.com for more information about ServiceMaster or follow us at twitter.com/ServiceMaster or facebook.com/TheServiceMasterCo.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this press release and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial position; results of operations; cash flows; prospects; commodities trends; growth strategies or expectations; expanding our commercial services; expectations for American Home Shield’s and Merry Maids’ new operating systems, which are currently under development, and TruGreen’s new operating system, which was recently deployed; capital expenditures and requirements, including for American Home Shield’s, TruGreen’s and Merry Maids’ new operating systems; plans for equipping TruGreen’s sales associates with handheld technology to make the sales process more efficient and effective; customer retention; the continuation of acquisitions, including tuck-in acquisitions; fuel prices; attraction and retention of key personnel, including attracting a new CEO; the impact of interest rate hedges and fuel swaps; the cost savings from restructurings and reorganizations and expected charges related to such restructurings and reorganizations; estimates of accruals for home warranty claims; the outcome (by judgment or settlement) and costs of legal or administrative proceedings, including, without limitation, collective, representative or class action litigation; and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market segments in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed in “Risk Factors” in the company’s reports filed with the Securities and Exchange Commission (“SEC”), could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

•                  the effects of our substantial indebtedness and the limitations contained in the agreements governing such indebtedness;

•                  our ability to generate the significant amount of cash needed to fund our operations and service our debt obligations, among other things;

•                  changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates;

•                  changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of goodwill and intangible assets and adverse economic conditions or other factors that would result in significant impairment charges to our goodwill and/or intangible assets;

•                  our ability to secure sources of financing or other funding to allow for leasing of commercial vehicles, primarily for Terminix and TruGreen;

•                  our ability to successfully implement our strategy for TruGreen, including the redesign of TruGreen’s product mix and the re-balancing of its sales mix and marketing program and the deployment of TruGreen’s new mobility technology;

•                  changes in the source and intensity of competition in our market segments;

•                  our ability to attract and retain key personnel, including attracting a new CEO;

•                  weather conditions, including, without limitation, potential impacts, if any, from climate change, known and unknown, and seasonality factors that affect the demand for, or our ability to provide, our services and the cost and quantity of our claims and services;

•                  higher commodity prices and lack of availability thereof, including, without limitation, fuel and chemicals (primarily at Terminix and TruGreen), which could impact our ability to provide our services and the profitability of our brands;

•                  increases in operating costs, such as higher insurance premiums, self-insurance costs, labor expense and compensation and benefits costs, including, without limitation, costs related to the comprehensive health care reform law enacted in 2010;

•                  associate retention and labor shortages, changes in employment and wage and hour laws and regulations, such as equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•                  epidemics, pandemics or other public health concerns or crises that could affect the demand for, or our ability to provide, our services, resulting in a reduction in operating revenue;

•                  a continuation or change in general economic, financial and credit conditions in the United States and elsewhere (for example, any adverse developments in the global credit and financial markets due to the ongoing European financial and economic crisis, and the United States debt ceiling, deficit and budget issues), especially as such may affect home sales, consumer or business liquidity, bank failures, consumer or commercial confidence or spending levels including as a result of inflation or deflation, unemployment, interest rate fluctuations, changes in discount rates, mortgage foreclosures and subprime credit dislocations;

•                  a failure of any insurance company that provides insurance or reinsurance to us or of third party contract partners, including counterparties to our fuel and interest rate swaps;

•                  changes in our services or products;

•                  existing and future governmental regulation and the enforcement thereof, including, without limitation, regulation relating to the environment, including the Federal Trade Commission rules on green marketing; restricting or banning of telemarketing; door-to-door solicitation; direct mail or other marketing activities; Terminix’s termite inspection and protection plan; chemicals used in our businesses; regulations impacting contractual provisions requiring arbitration or automatic renewals of contracts; or other legislation, regulation or interpretations impacting our business;

•                  laws and regulations relating to financial reform and the use of derivative instruments and any new regulations or changes in existing regulations promulgated by the U.S. Consumer Financial Protection Bureau;

•                  the success of, and costs associated with, restructuring initiatives;

•                  the number, type, outcomes (by judgment or settlement) and costs of legal, regulatory (for example, relating to the Real Estate Settlement Procedures Act) or administrative proceedings, including, without limitation, collective, representative or class action litigation, and changes in the law regarding arbitration and conduct of collective, representative and class action litigation;

•                  labor organizing activities at our subsidiaries or our franchisees and new regulations or changes in existing regulations and procedures by the National Labor Relations Board, including those that may affect our associates, such as our arbitration and other policies;

•                  risk of liabilities being passed through from our franchisees and licensees;

•                  risks associated with acquisitions or other strategic transactions, including, without limitation, acquired liabilities, retaining customers from businesses acquired, achieving expected synergies from acquired businesses and difficulties in integrating acquired businesses or implementing strategic transactions generally, in addition to risks associated with international acquisition transactions or joint ventures;

•                  risks associated with dispositions, for example, post-closing claims being made against us, post-closing purchase price adjustments (including, without limitation, items related to working capital), disruption to our other businesses during the disposition process or thereafter; credit risks associated with any buyer of such disposed businesses and our ability to collect funds due from any such buyer related to seller financings, licensing arrangements, transition services arrangements or surety bond guarantees;

•                  constraints associated with non-compete agreements or other restrictive covenants entered into by the company, including, without limitation, in connection with business dispositions or strategic contracts, some or all of which may restrict our ability to conduct business in particular market segments or compete in particular geographic regions;

•                  risks associated with budget deficits at federal, state and local levels resulting from economic conditions, which could result in federal, state and local governments decreasing their purchasing of our products or services and/or increasing taxes or other fees on businesses, including ServiceMaster, to generate more tax revenues, which could negatively impact spending by commercial customers and municipalities on our services;

•                  regulations imposed by several states related to our home warranty and insurance subsidiaries, including those limiting the amount of funds that can be paid to the company by its subsidiaries;

•                  changes in claims trends in our medical plan and our automobile, general liability and workers’ compensation program;

•                  significant disruptions, terminations or substandard performance of our outsourced services, including possible breaches by third party vendors of their agreements with us;

•                  the cost, timing, structuring or results of our business process outsourcing (and insourcing), including, without limitation, any current or future outsourcing (or insourcing) or restructuring of all or portions of our information technology, call center, certain human resource functions and other corporate functions, and risks associated with such outsourcing (or insourcing) or restructuring or transitioning from outsourcing providers to insourcing;

•                  costs and timing of implementation of upgrades to our information technology systems, including the completion of American Home Shield’s, TruGreen’s and Merry Maids’ new operating systems (certain aspects of which are related to customer relationship management and mobility technology) and the information technology initiatives for our human resources and other corporate functions, which are intended to: enhance customer service; protect against theft of customer and corporate sensitive information; comply with industry standards; and minimize disruptions in the Company’s operations and centers of excellence; and

•                  other factors described in this press release and from time to time in documents that we file with the SEC.

You should read this press release completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this press release are qualified by these cautionary statements. These forward looking statements are made only as of the date of this press release, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands)

	Three months ended March 31,
	2013	2012
Operating Revenue	$608,107	$654,689

Operating Costs and Expenses:
Cost of services rendered and products sold	373,175	386,588
Selling and administrative expenses	197,583	191,370
Amortization expense	13,935	17,989
Restructuring charges	3,277	3,990
Total operating costs and expenses	587,970	599,937

Operating Income	20,137	54,752

Non-operating Expense (Income):
Interest expense	60,235	64,814
Interest and net investment income	(2,419)	(2,642)
Loss on extinguishment of debt	—	39,193
Other expense	146	174

Loss from Continuing Operations before Income Taxes	(37,825)	(46,787)
Benefit for income taxes	(14,935)	(17,681)
Equity in losses of joint venture	(54)	—

Loss from Continuing Operations	(22,944)	(29,106)

Loss from discontinued operations, net of income taxes	(165)	(924)
Net Loss	$(23,109)	$(30,030)

Total Comprehensive Loss	$(20,277)	$(22,778)

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Financial Position (Unaudited)

(In thousands, except share data)

	As of March 31, 2013	As of December 31, 2012

Assets:
Current Assets:
Cash and cash equivalents	$353,896	$422,745
Marketable securities	28,415	19,347
Receivables, less allowances of $21,803 and $21,347, respectively	395,689	403,705
Inventories	64,916	56,562
Prepaid expenses and other assets	96,949	37,344
Deferred customer acquisition costs	47,171	33,921
Deferred taxes	109,937	107,499
Total Current Assets	1,095,973	1,081,123
Property and Equipment:
At cost	660,544	633,582
Less: accumulated depreciation	(314,506)	(293,534)
Net Property and Equipment	346,038	340,048

Other Assets:
Goodwill	2,415,962	2,412,251
Intangible assets, primarily trade names, service marks and trademarks, net	2,360,918	2,373,469
Notes receivable	22,566	22,419
Long-term marketable securities	127,614	126,456
Other assets	8,448	10,197
Debt issuance costs	47,686	44,951
Total Assets	$6,425,205	$6,410,914

Liabilities and Shareholder’s Equity:
Current Liabilities:
Accounts payable	$112,390	$86,710
Accrued liabilities:
Payroll and related expenses	71,180	78,188
Self-insured claims and related expenses	75,728	83,035
Accrued interest payable	21,174	54,156
Other	60,236	58,994
Deferred revenue	549,529	483,897
Liabilities of discontinued operations	829	905
Current portion of long-term debt	55,014	52,214
Total Current Liabilities	946,080	898,099

Long-Term Debt	3,901,833	3,909,039

Other Long-Term Liabilities:
Deferred taxes	926,913	934,271
Other long-term obligations, primarily self-insured claims	114,731	114,855
Total Other Long-Term Liabilities	1,041,644	1,049,126

Commitments and Contingencies (See Note 4)

Shareholder’s Equity:
Common stock $0.01 par value, authorized 1,000 shares; issued 1,000 shares	—	—
Additional paid-in capital	1,473,064	1,471,789
Retained deficit	(946,814)	(923,705)
Accumulated other comprehensive income	9,398	6,566
Total Shareholder’s Equity	535,648	554,650
Total Liabilities and Shareholder’s Equity	$6,425,205	$6,410,914

Key Performance Indicators

The table below presents selected operating metrics related to customer counts and customer retention for the company’s three largest revenue-generating businesses. These measures are presented on a rolling, 12-month basis in order to avoid seasonal anomalies.

	Key Performance Indicators as of March 31,
	2013	2012
Terminix—
(Reduction) Growth in Pest Control Customers	(0.5)%	5.7%
Pest Control Customer Retention Rate	78.8%	80.1%
Reduction in Termite Customers	(1.9)%	(0.7)%
Termite Customer Retention Rate	85.4%	86.0%
TruGreen—
Reduction in Full Program Accounts	(9.8)%	(8.6)%
Customer Retention Rate	69.9%	66.9%
American Home Shield—
Growth in Home Warranties	0.8%	0.2%
Customer Retention Rate	73.9%	74.5%

Disclosure Regarding Non-GAAP Financial Measures

The company uses Adjusted EBITDA and Operating Performance to facilitate operating performance comparisons from period to period. Adjusted EBITDA and Operating Performance are supplemental measures of the company’s performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA and Operating Performance are not measurements of the company’s financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to net cash provided by operating activities or any other measures of the company’s cash flow or liquidity. “Adjusted EBITDA” means net income (loss) before: income (loss) from discontinued operations; provision (benefit) for income taxes; equity in losses of joint ventures; other expense; gain (loss) on extinguishment of debt; interest expense; interest and net investment income; and depreciation and amortization expense; as well as adding back interest and net investment income and non-cash goodwill and trade name impairment. “Operating Performance” is calculated by adding back to Adjusted EBITDA an amount equal to the non-cash stock-based compensation expense, non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger (1), restructuring charges and management and consulting fees paid to Clayton, Dubilier & Rice, LLC (“CD&R”), Citigroup Private Equity LP (“Citigroup”), BAS Capital Funding Corporation (“BAS”) and JPMorgan Chase Funding Inc. (“JPMorgan”). On September 30, 2010, Citigroup transferred the management responsibility for certain investment funds that own shares of common stock of ServiceMaster Global Holdings, Inc. (“Holdings”), the ultimate parent company of ServiceMaster, to StepStone Group LLC (“StepStone”) and its proprietary interests in such investment funds to Lexington Partners Advisors LP. Citigroup also assigned its obligations and rights under its consulting agreement to StepStone, and beginning in the fourth quarter of 2010, the consulting fee otherwise payable to Citigroup became payable to StepStone. As of December 22, 2011, Holdings purchased from BAS 7.5 million shares of capital stock of Holdings, and, effective January 1, 2012, the annual management fee payable to BAS was reduced to $0.25 million.

The company believes Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest income and expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. The company uses Operating Performance as a supplemental measure to assess the company’s performance because it excludes non-cash stock-based compensation expense, non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger, restructuring charges and management and consulting fees. The company presents Operating Performance because it believes that it is useful for investors, analysts and other interested parties in their analysis of the company’s operating results.

Charges relating to stock-based compensation expense and the impact of purchase accounting are non-cash and the exclusion of the impact of these items from Operating Performance allows investors to understand the current period results of operations of the business on a comparable basis with previous periods and, secondarily, gives the investors added insight into cash earnings available to service the company’s debt. We believe this to be of particular importance to

(1)                                 On July 24, 2007, ServiceMaster was acquired pursuant to a merger transaction (the “Merger”) whereby ServiceMaster was merged with and into an indirect wholly owned subsidiary of Holdings.

the company’s public investors, which are debt holders. The company also believes that the exclusion of purchase accounting, non-cash stock-based compensation expense, restructuring charges and management and consulting fees may provide an additional means for comparing the company’s performance to the performance of other companies by eliminating the impact of differently structured equity-based, long-term incentive plans, restructuring initiatives and consulting agreements (although care must be taken in making any such comparison, as there may be inconsistencies among companies in the manner of computing similarly titled financial measures).

Adjusted EBITDA and Operating Performance have limitations as analytical tools, and should not be considered in isolation or as substitutes for analyzing the company’s results as reported under GAAP. Some of these limitations are:

•       Adjusted EBITDA and Operating Performance do not reflect changes in, or cash requirements for, the company’s working capital needs;

•       Adjusted EBITDA and Operating Performance do not reflect the company’s interest expense, or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•       Adjusted EBITDA and Operating Performance do not reflect the company’s tax expense or the cash requirements to pay the company’s taxes;

•       Adjusted EBITDA and Operating Performance do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments, nor should they be relied upon to assess current or future liquidity;

•       Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Operating Performance do not reflect any cash requirements for such replacements;

•       Other companies in the company’s industries may calculate Adjusted EBITDA and Operating Performance differently, limiting their usefulness as comparative measures;

•       Operating Performance does not include purchase accounting and non-cash stock based compensation expense; the latter of which may cause the overall compensation cost of the business to be understated; and

•       Operating Performance does not include restructuring charges and management and consulting fees, the exclusion of which may cause the operating expenses of the business to be understated.

The following table presents reconciliations of preliminary unaudited operating income (loss) to Adjusted EBITDA and Operating Performance for the periods presented.

(in thousands)	Terminix	TruGreen	American Home Shield	ServiceMaster Clean	Other Operations and Headquarters	Total
Three Months Ended March 31, 2013
Operating income (loss)(1)	$68,699	$(49,442)	$23,560	$14,014	$(36,694)	$20,137
Depreciation and amortization expense	18,198	12,026	1,987	1,177	3,177	36,565
EBITDA	86,897	(37,416)	25,547	15,191	(33,517)	56,702
Interest and net investment income(2)	—	—	1,354	—	1,065	2,419
Adjusted EBITDA	86,897	(37,416)	26,901	15,191	(32,452)	59,121
Non-cash stock-based compensation expense	—	—	—	—	1,275	1,275
Restructuring charges(3)	950	324	—	170	1,833	3,277
Management and consulting fees(4)	—	—	—	—	1,813	1,813
Operating Performance	$87,847	$(37,092)	$26,901	$15,361	$(27,531)	$65,486
Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(5)	$—	$—	$—	$—	$(269)	$(269)

Three Months Ended March 31, 2012
Operating income (loss)(1)	$69,070	$(14,322)	$27,828	$12,276	$(40,100)	$54,752
Depreciation and amortization expense	19,253	10,615	1,977	1,250	2,746	35,841
EBITDA	88,323	(3,707)	29,805	13,526	(37,354)	90,593
Interest and net investment income(2)	—	—	1,346	—	1,296	2,642
Adjusted EBITDA	88,323	(3,707)	31,151	13,526	(36,058)	93,235
Non-cash stock-based compensation expense	—	—	—	—	1,678	1,678
Non-cash credits attributable to purchase accounting(6)	(4)	(6)	—	—	—	(10)
Restructuring charges(3)	2,120	671	—	—	1,199	3,990
Management and consulting fees(4)	—	—	—	—	1,813	1,813
Operating Performance	$90,439	$(3,042)	$31,151	$13,526	$(31,368)	$100,706
Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(5)	$—	$—	$—	$—	$(331)	$(331)

(1)                                 Presented below is a reconciliation of total segment operating income to net loss.

	Three months ended March 31,
(In thousands)	2013	2012
Total Segment Operating Income	$20,137	$54,752
Non-operating Expense (Income):
Interest expense	60,235	64,814
Interest and net investment income	(2,419)	(2,642)
Loss on extinguishment of debt	—	39,193
Other expense	146	174
Loss from Continuing Operations before Income Taxes	(37,825)	(46,787)
Benefit for income taxes	(14,935)	(17,681)
Equity in losses of joint venture	(54)	—
Loss from Continuing Operations	(22,944)	(29,106)
Loss from discontinued operations, net of income taxes	(165)	(924)
Net Loss	$(23,109)	$(30,030)

(2)                                 Interest and net investment income is primarily comprised of investment income and realized gain (loss) on the American Home Shield segment investment portfolio. Cash, short- and long-term marketable securities associated with regulatory requirements in connection with American Home Shield and for other purposes totaled $265.9 million as of March 31, 2013. American Home Shield interest and net investment income was $1.4 million and $1.3 million for the first quarter of 2013 and 2012, respectively. The balance of interest and net investment income primarily relates to (i) investment income from the company’s employee deferred compensation trust (for which there is a corresponding and offsetting change in compensation expense within loss from continuing operations before income taxes) and (ii) interest income on other cash balances.

(3)                               Represents restructuring charges primarily related to a branch optimization project at Terminix, a reorganization of field leadership and a restructuring of branch operations at TruGreen, reorganization of leadership at ServiceMaster Clean and Merry Maids and an initiative to enhance capabilities and reduce costs in the company’s centers of excellence at Other Operations and Headquarters.

(4)                                Represents management and consulting fees payable to certain related parties.

(5)                                 There are no adjustments necessary to reconcile operating loss from discontinued operations to Operating Performance from discontinued operations for the first quarter of 2013 and 2012.

(6)                                 The Merger was accounted for using purchase accounting. This adjustment represents the aggregate, non-cash adjustments (other than amortization and depreciation) attributable to the application of purchase accounting.